Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tele Norte Leste Participações S.A.

We consent to the use of our report dated March 28, 2011, with respect to the consolidated balance sheet of Tele Norte Leste Participações S.A. and subsidiaries as of January 1, 2009, incorporated herein by reference and to the reference to our firm, KPMG Auditores Associados (formerly known as BDO Auditores Independentes) under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Associados

Rio de Janeiro, Brazil

August 29, 2011